Sales Order Agreement

Supplier: Liaoyuan Yinyuan Aluminum Co., Ltd	Agreement No: YS-090228

Buyer: Jilin Midas Aluminum Co., Ltd	Date: 02/02/2009

Sales agreement for aluminum ingots have been made between the buyer and supplier as follows:

1.	The specification, quantity and price of the ingots:

Name	Specification	Quantity (tons)	Unit Price (Yuan/ton)	Price (Yuan)
6005A ingots	$392	365	14,123.00	5,154,895.00
6005A ingots	$457	180	13,808.00	2,485,440.00
6082 ingots	$392	5	13,808.00	69,040.00
6005A ingots	$545	140	14,123.00	1,977,220.00

Total amount		690		9,686,595.00

2.	Product manufacturing and quality standard: The manufacturing process and quality inspection should follow the “technical agreement” signed by both parties.

3.	Delivery time: 90 days.

4.
Weight inspection: The final bill will be settled according to the actual weight when the product leaves the supplier’s factory; disregard the weight variance if it is within a 2% range; Otherwise, payment will be made based on the weight rechecked by a third party, who is approved by both parties.

5.	Venue of delivery: The supplier’s factory.

6.	Method of payment: Cash on delivery.

7.	This agreement shall come into effect when it is signed and sealed by both parties, any other unaccomplished matters could be discussed if needed.

Supplier seal:	Buyer seal:

Representative’s signature:	Representative’s signature:

银源铝合金
YINYUAN

产品销售合同

供方：辽源银源铝合金有限责任公司

合同编号：YS-090228

需方：吉林麦达斯铝业有限公司

签订时间：2009-02-28

供需双方经协商就铝合金铸锭供货事宜达成如下协议：

1、供货规格、数量及价格：

名称	规格	数量（吨）	单价（元/吨）	金额（元）
6005A 铸锭	φ392	365	14,123.00	5, 154, 895. 00
6005A 铸锭	φ457	180	13,808.00	2,485,440.00
6082 铸锭	φ392	5	13,808.00	69,040.00
6005A 铸锭	φ545	140	14,123.00	1,977,220.00
合同总价		690		9,686,595.00

2、产品制造及检验标准：依据双方签订的技术协议进行生产和检验。

3、交货时间：90 天。

4、重量验收：根据供方工厂产品出厂过磅的实际重量进行结算，磅差±2‰以内，不计较；超过±2‰，则以双方指定的第三方复检的重量为准进行货款结算。

5、交接货地点：供方工厂。

6、结算方式：货到付款。

7、本合同双方签字后生效，其它未尽事宜双方可通过协商方式解决。

供方盖章：辽源银源铝合金有限责任公司 合同专用章

代表签字：

需方盖章：吉林麦达斯铝业有限公司 合同专用章

代表签字：